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                                                                     EXHIBIT 8.1

                         SUBSIDIARIES* OF THE REGISTRANT

Techfaith Wireless Communication Technology (Beijing) Limited, a PRC company

Techfaith Wireless Communication Technology (Beijing) Limited II, a PRC company

Techfaith Wireless Communication Technology (Shanghai) Limited, a PRC company

STEP Technologies (Beijing) Co., Ltd., a PRC company

Techfaith Intelligent Handset Technology (Beijing) Limited, a PRC company

TechFaith Software (China) Limited, a PRC company

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*     Non-significant subsidiaries are omitted.